Preliminary Terms To prospectus dated December 23, 2008, and prospectus supplement for leveraged index-linked securities dated June 1, 2008	Preliminary Terms No. 121 Registration Statement No. 333-156423 Dated June 2, 2009; Rule 433

Structured Investments	Morgan Stanley $ Buffered Return Enhanced Notes Linked to an Asian Equity Index Basket and related Asian Currencies due June 30, 2010

General
•
The notes are designed for investors who seek a return of twice the appreciation of five Asian indices multiplied by the performance of their respective currencies against the U.S. dollar, up to a maximum total return on the notes of 18.50 % at maturity.  Investors should be willing to forgo interest and dividend payments and, if the basket declines by more than 10%, be willing to lose some or all of their principal.

•	Senior unsecured obligations of Morgan Stanley maturing June 30, 2010†. All payments on the notes are subject to the credit risk of Morgan Stanley.
•	Minimum purchase of $5,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The notes are expected to price on or about June 5, 2009 and are expected to settle on or about June 12, 2009.
Key Terms

Basket:
The notes are linked to a weighted basket consisting of five Asian indices (each a “Basket Component” and together, the “Basket Components” and the spot exchange rates of four Asian currencies (each a “Basket Currency” and together, the “Basket Currencies”) against the U.S. dollar.  We refer to the Basket Components and the Basket Currencies collectively as the “Basket”.

Basket Component	Ticker	Initial Basket Component Level	Basket Currency	Initial Spot Rate	Weighting
Hang Seng China Enterprises Index	HSCEI		Hong Kong dollar (HKDUSD)		33.00%
KOSPI 200 Index	KOSPI2		Korean won (KRWUSD)		23.00%
MSCI Taiwan Index	TWY		Taiwan Dollar (TWDUSD)		20.00%
Hang Seng Index	HSI		Hong Kong dollar (HKDUSD)		16.00%
MSCI Singapore Index	SGY		Singapore dollar (SGDUSD)		8.00%
Upside Leverage Factor:	2
Payment at Maturity:
If the Basket Return is greater than 1.00, you will receive a cash payment per $1,000 principal amount note, calculated as follows, subject to a Maximum Total Return on the notes of 18.50%*:
$1,000 x [1 + (Basket Return – 1) x 2]
*The Maximum Return on the notes will be set on the pricing date and will not be less than 18.50%.

Your principal is protected against up to a 10% decline of the Basket at maturity.  If the Basket Return is greater than or equal to 0.90 and less than or equal to 1.00, you will receive a cash payment of $1,000 per $1,000 principal amount of notes.

If Basket Return is less than 0.90, you will receive a cash payment per $1,000 principal amount note, calculated as follows:
$1,000 x [1 + (Basket Return – 1 +10%) x 1.1111]
You will lose some or all of your investment at maturity if the Basket Return is less than 0.90.
Basket Component Return:	For each Basket Component, the performance of such Basket Component from its Initial Basket Component Level to its Ending Basket Component Level is calculated as follows:
Currency Return:	For each Basket Currency, the performance of such Basket Currency from its Initial Spot Rate to its Final Spot Rate, calculated as follows:
Basket Return:	The Basket Return will be calculated as follows:

(33.00% x Hang Seng China Enterprises Index Basket Component Return x Hong Kong dollar Currency Return) +
(23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
(20.00% x MSCI Taiwan Index  Basket Component Return x Taiwan dollar Currency Return) +
(16.00% x Hang Seng Index  Basket Component Return x Hong Kong dollar Currency Return) +
(8.00% x MSCI Singapore Index  Basket Component Return x Singapore dollar Currency Return)

If the Basket does not appreciate, the Basket Return will be less than 1.0.
Pricing Date:	June 5, 2009
Maturity Date:†	June 30, 2010
CUSIP:	617482FV1
†Subject to postponement in the event of a market disruption event as described in the accompanying prospectus supplement for leveraged index-linked securities.
Investing in the Buffered Return Enhanced Notes involves a number of risks.  See “Risk Factors” beginning on page S-20 of the accompanying prospectus supplement for leveraged index-linked securities and “Selected Risk Considerations” beginning on page 9 of these preliminary terms.
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for leveraged index-linked securities) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for leveraged index-linked securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement for leveraged index-linked securities and these preliminary terms if you so request by calling toll-free 1-800-584-6837.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of these preliminary terms or the accompanying prospectus supplement for leveraged index-linked securities and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Company
Per note	$1,000	$10.00	$990.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $       per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see “Supplemental Plan of Distribution” in these preliminary terms for information about fees.

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

JPMorgan
Placement Agent

June 2, 2009

Key Terms: Continued from cover page
Initial Basket Component Level:	The index closing level of each Basket Component on the pricing date
Ending Basket Component Level:	The arithmetic average of the index closing level of each Basket Component on each of the five Averaging Dates
Spot Rate:
For each Basket Currency, the official MID WM Reuters fixing at 4 pm London Time, expressed as the number of U.S. dollars per one unit of such Basket Currency, subject to the provisions set forth under “Currency Disruption Events” described herein

Initial Spot Rate:	For each Basket Currency, the Spot Rate on the pricing date as set out above under “Basket – Initial Spot Rate”
Final Spot Rate:	For each Basket Currency, the Spot Rate on the Final Averaging Date.
Averaging Dates: †	June 21, 2010, June 22, 2010, June 23, 2010, June 24, 2010 and June 25, 2010, the “Final Averaging Date”.
Currency of Issue:	United States Dollars
Listing:	The notes will not be listed on any securities exchange.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read these preliminary terms together with the prospectus dated December 23, 2008, as supplemented by the prospectus supplement for leveraged index-linked securities dated June 1, 2009.  These Buffered Return Enhanced Notes are an issuance of our leveraged index-linked securities and their terms are further described in the prospectus supplement for leveraged index-linked securities.  These preliminary terms, together with the documents listed below, contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement for leveraged index-linked securities, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Prospectus Supplement for Leveraged Index-Linked Securities dated June 1, 2009:
http://www.sec.gov/Archives/edgar/data/895421/000095010309001266/dp13570_424b2.htm

•	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

Terms used in these preliminary terms are defined in the prospectus supplement for leveraged index-linked securities or in the prospectus.  As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refer to Morgan Stanley.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table and graph illustrate the hypothetical total return at maturity on the notes.  The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.  The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Basket Return	Total Return on Notes
1.6	18.50%
1.5	18.50%
1.4	18.50%
1.3	18.50%
1.2	18.50%
1.0925	18.50%
1.09	18%
1.05	10.00%
1.025	5.00%
1.02	4.00%
1.01	2.00%
1.00	0.00%
0.9	0.00%
0.89	-1.1111%
0.8	-11.111%
0.7	-22.222%
0.5	-44.444%
0.2	-77.777%
0.1	-88.888%
0.05	-94.4435%
0.00	-100%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate the payment at maturity for a $1,000 principal amount note under various hypothetical performance scenarios for the Basket Components and Basket Currencies. The Basket Component Returns and Currency Returns set forth below are expressed as percentages. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the following scenarios have been rounded for ease of analysis.

Scenario 1

Basket Component	Hang Seng China Enterprises Index	KOSPI 200 Index	MSCI Taiwan Index	Hang Seng Index	MSCI Singapore Index
Basket Currency	Hong Kong dollar	Korean won	Taiwan dollar	Hong Kong dollar	Singapore dollar
Weighting	33.00%	23.00%	20.00%	16.00%	8.00%
Basket Component Return	105%	105%	105%	105%	105%
Currency Return	100%	100%	100%	100%	100%
Basket Return	1.05
Payment at Maturity	$1,100

In Scenario 1, the Basket Component Return for each Basket Component is 105%, indicating that each of the Basket Components has appreciated by 5% from its Initial Basket Component Level to its Ending Basket Component Level, and the Currency Return for each Basket Currency is 100%, indicating that the Initial Spot Price is the same as the Final Spot Price for each Basket Currency. The Basket Return is 1.05 and the Payment at Maturity per $1,000 principal amount of notes is $1,100, calculated as follows:

Basket Return	=	(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return) +
		(23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
		(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +
		(16.00%x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
		(8.00% x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)
	=	(33.00% x 105% x 100%) + (23.00% x 105% x 100%) + (20.00% x 105% x 100%) +
		(16.00% x 105% x 100%) + (8.00% x 105% x 100%)
	=	1.05

Because the Basket Return is greater than 1.0, the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 x [1 + (Basket Return - 1) x Upside Leverage Factor]
	=	$1,000 x [1 + (1.05 - 1) x 2]
	=	$1,100

Scenario 2

Basket Component	Hang Seng China Enterprises Index	KOSPI 200 Index	MSCI Taiwan Index	Hang Seng Index	MSCI Singapore Index
Basket Currency	Hong Kong dollar	Korean won	Taiwan dollar	Hong Kong dollar	Singapore dollar
Weighting	33.00%	23.00%	20.00%	16.00%	8.00%
Basket Component Return	120%	120%	120%	120%	120%
Currency Return	100%	110%	110%	100%	110%
Basket Return	1.261
Payment at Maturity	$1,185

In Scenario 2, the Basket Component Return for each Basket Component is 120%, indicating that each of the Basket Components has appreciated by 20% from its Initial Basket Component Level to its Ending Basket Component Level, and the Currency Return is 100% for the Hong Kong dollar and 110% for Korean won, Taiwan dollar and Singapore dollar, indicating that each of the Korean won, Taiwan dollar and Singapore dollar has strengthened against the U.S. dollar such that the Final Spot Price for each such Basket Currency has appreciated from its Initial Spot Price by 10%. The Basket Return is 1.261 and the Payment at Maturity per $1,000 principal amount of notes is $1,185, reflecting the Maximum Return of 18.50%, calculated as follows:

Basket Return	=	(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return) +
		(23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
		(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +
		(16.00%x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
		(8.00% x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)
	=	(33.00% x 120% x 100%) + (23.00% x 120% x 110%) + (20.00% x 120% x 110%) +
		(16.00% x 120% x 100%) + (8.00% x 120% x 110%)
	=	1.261

Because the Basket Return is greater than 1.0, the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 x [1 + (Basket Return - 1) x Upside Leverage Factor],
		subject to the Maximum Return
	=	$1,000 x [1 + (1.261 - 1) x 2], subject to the Maximum Return
	=	$1,185

Scenario 3

Basket Component	Hang Seng China Enterprises Index	KOSPI 200 Index	MSCI Taiwan Index	Hang Seng Index	MSCI Singapore Index
Basket Currency	Hong Kong dollar	Korean won	Taiwan dollar	Hong Kong dollar	Singapore dollar
Weighting	33.00%	23.00%	20.00%	16.00%	8.00%
Basket Component Return	90%	90%	90%	90%	90%
Currency Return	100%	100%	120%	100%	125%
Basket Return	0.954
Payment at Maturity	$1,000

In Scenario 3, the Basket Component Return for each Basket Component is 90%, indicating that each of the Basket Components has depreciated by 10% from its Initial Basket Component Level to its Ending Basket Component Level, and the Currency Returns for the Hong Kong dollar, Korean won, Taiwan dollar and Singapore dollar are 100%, 100%, 120% and 125%, respectively, indicating in the case of the Taiwan dollar and Singapore dollar that such currencies have strengthened against the U.S. dollar such that the Final Spot Price has appreciated from the Initial Spot Price by 20% and 25%, respectively, for such currencies. The Basket Return is 0.954 and the Payment at Maturity per $1,000 principal amount of notes is $1,000, calculated as follows:

Basket Return	=	(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return) +
(23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +

(16.00%x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
(8.00% x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)
=	(33.00% x 90% x 100%) + (23.00% x 90% x 100%) + (20.00% x 90% x 120%) +
(16.00% x 90% x 100%) + (8.00% x 90% x 125%)
=	0.954

Because the Basket Return is greater than or equal to 0.9 and less than or equal to 1.0, the Payment at Maturity per $1,000 principal amount of notes is $1,000.

Scenario 4

Basket Component	Hang Seng China Enterprises Index	KOSPI 200 Index	MSCI Taiwan Index	Hang Seng Index	MSCI Singapore Index
Basket Currency	Hong Kong dollar	Korean won	Taiwan dollar	Hong Kong dollar	Singapore dollar
Weighting	33.00%	23.00%	20.00%	16.00%	8.00%
Basket Component Return	60%	65%	70%	75%	80%
Currency Return	100%	75%	85%	100%	55%
Basket Return	0.584
Payment at Maturity	$648.89

In Scenario 4, the Basket Component Returns for the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng Index and the MSCI Singapore Index are 60%, 65%, 70%, 75% and 80% respectively, indicating that each of the Basket Components has depreciated from its Initial Basket Component Level to its Ending Basket Component Level, and the Currency Returns for the Hong Kong dollar, Korean won, Taiwan dollar and Singapore dollar are 100%, 75%, 85% and 55%, respectively, indicating in the case of the Korean won, Taiwan dollar and Singapore dollar that such currencies have weakened against the U.S. dollar such that the Final Spot Price has depreciated from the Initial Spot Price by 25%, 15% and 45%, respectively, for such currencies. The Basket Return is 0.584 and the Payment at Maturity per $1,000 principal amount of notes is $648.89, calculated as follows:

Basket Return	=	(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return) +
		(23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
		(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +
		(16.00%x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
		(8.00% x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)
	=	(33.00% x 60% x 100%) + (23.00% x 65% x 75%) + (20.00% x 70% x 85%) +
		(16.00% x 75% x 100%) + (8.00% x 80% x 55%)
	=	0.584

Because the Basket Return is less than 0.9, the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 x [1 + (Basket Return -1 + 10%) x 1.1111]
	=	$1,000 x [1 + (0.584 - 1 + 10%) x 1.1111]
	=	$648.89

Scenario 5

Basket Component	Hang Seng China Enterprises Index	KOSPI 200 Index	MSCI Taiwan Index	Hang Seng Index	MSCI Singapore Index
Basket Currency	Hong Kong dollar	Korean won	Taiwan dollar	Hong Kong dollar	Singapore dollar
Weighting	33.00%	23.00%	20.00%	16.00%	8.00%
Basket Component Return	120%	100%	110%	120%	100%
Currency Return	60%	70%	90%	60%	90%
Basket Return	0.7838
Payment at Maturity	$870.89

In Scenario 5, the Basket Component Returns for the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng Index and the MSCI Singapore Index are 120%, 100%, 110%, 120% and 100% respectively, indicating that each of the Basket Components has appreciated from its Initial Basket Component Level to its Ending Basket Component Level, and the Currency Returns for the Hong Kong dollar, Korean won, Taiwan dollar and Singapore dollar are 60%, 70%, 90% and 90%, respectively, indicating that the Hong Kong dollar, Korean won, Taiwan dollar and Singapore dollar have weakened against the U.S. dollar such that the Final Spot Price has depreciated from the Initial Spot Price by 40%, 30%, 10% and 10%, respectively. The Basket Return is 0.7838 and the Payment at Maturity per $1,000 principal amount of notes is $870.89, calculated as follows:

Basket Return	=	(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return) +
		(23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
		(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +
		(16.00%x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
		(8.00% x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)
	=	(33.00% x 120% x 60%) + (23.00% x 100% x 70%) + (20.00% x 110% x 90%) +
		(16.00% x 120% x 60%) + (8.00% x 100% x 90%)
	=	0.7838

Because the Basket Return is less than 0.9, the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 x [1 + (Basket Return -1 + 10%) x 1.1111]
	=	$1,000 x [1 + (0.7838 - 1 + 10%) x 1.1111]
	=	$870.89

Selected Purchase Considerations

•
APPRECIATION POTENTIAL – The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by two, up to the Maximum Total Return on the notes of 18.50%, or $1,185 for every $1,000 principal amount note.  Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the principal amount of the notes is protected against up to a 10% decline of the Basket at maturity.  If the Basket Return is less than 0.90, for every 1% by which the Basket Return is less than 0.90, you will lose an amount equal to 1.1111% of the principal amount of your notes.

•
DIVERSIFICATION AMONG THE BASKET COMPONENTS – The return on the notes is linked to a basket consisting of five Asian equity indices, namely, the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng Index and the MSCI Singapore Index, and four Asian currencies, namely, the Hong Kong dollar, the Korean won, the Taiwan dollar and the Singapore dollar.  The Hang Seng China Enterprises Index is a market-capitalization weighted index representing companies incorporated in the Chinese mainland and listed on the Hong Kong Stock Exchange or other foreign exchange.  The KOSPI 200 Index is a capitalization-weighted index of 200 Korean blue-chip stocks which make up a large majority of the total market value of the Korea Stock Exchange (“KSE”). The MSCI Taiwan Index, which is calculated by MSCI Inc. (“MSCI”), is a free float-adjusted market capitalization index of securities listed on the Taiwan Stock Exchange.  The Hang Seng Index is calculated by HSI Services Limited and is a market capitalization weighted stock market index of the HKSE and purports to be an indicator of the performance of the Hong Kong stock market.  The MSCI Singapore Index is a free float-adjusted market capitalization index that is calculated by MSCI and designed to measure equity market performance in Singapore.  For additional information about the Hang Seng China Enterprises Index see the information set forth under “Hang Seng China Enterprises Index” in Annex 1 of these preliminary terms.  For additional information about the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng Index and the MSCI Singapore Index see the information set forth under “Underlying Indices and Underlying Index Publisher Information – KOSPI 200 Index”, “Underlying Indices and Underlying Index Publisher Information – MSCI Taiwan Index”, “Underlying Indices and Underlying Index Publisher Information – Hang Seng Index” and “Underlying Indices and Underlying Index Publisher Information – MSCI Singapore Index” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.

•
CAPITAL GAINS TAX TREATMENT – You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for leveraged index-linked securities, which contains the opinion of our special tax counsel, Davis Polk & Wardwell, with respect to the tax consequences of an investment in the notes.  Under current law and based on that opinion, subject to the conditions and limitations set forth in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for leveraged index-linked securities, we believe that it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, even if you are an initial purchaser of notes at a price that is below the principal amount of the notes.  The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  The risk that buffered notes would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked notes.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of instruments such as the notes to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly with retroactive effect.  You should consult your tax adviser regarding the treatment of the notes, including possible alternative characterizations in general and the possible impact of this notice in particular.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket  Components, the Basket Currencies or any of the component stocks of the Basket  Components.  These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement for leveraged index-linked securities.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of principal.  The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is greater than 1.00.  If the Basket Return is less than 0.90, your investment will be fully exposed on a leveraged basis to the decline in the value of the Basket and for every 1% by which the Basket Return is less than 0.90, you will lose an amount equal to 1.1111% of the principal amount of the notes.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN – If the Basket Return is greater than 1.00, for each $1,000 principal amount note, you will receive at maturity, $1,000 plus an additional amount that will not exceed a predetermined percentage of the stated principal amount, regardless of the Basket Return, which may be significant.  We refer to this percentage as the Maximum Total Return, which will be 18.50%.

•	THE NOTES DO NOT PAY INTEREST – Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return of principal at maturity.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY AND ITS CREDIT RATINGS AND CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES – Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the notes.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Basket  Components would have.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in these preliminary terms is based on the full stated principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  As a result, the price, if any, at which affiliates of Morgan Stanley, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES INDEXED TO THE VALUE OF FOREIGN EQUITY SECURITIES – The underlying stocks that constitute the Basket  Components have been issued by companies in various foreign countries.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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ADJUSTMENTS TO THE BASKET COMPONENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES – Hang Seng Indexes Company Limited, the publisher of the Hang Seng China Enterprises Index and the Hang Seng Index, is responsible for calculating and maintaining the Hang Seng China Enterprises Index and the Hang Seng Index.  MSCI is responsible for calculating and maintaining the MSCI Taiwan Index and the MSCI Singapore Index.  The Korea Stock Exchange, the publisher of the KOSPI 200 Index, is responsible for calculating and maintaining the KOSPI 200 Index.  The publisher of any of the Basket Indices can add, delete or substitute the stocks underlying the respective Basket Component, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the respective Basket Components. Any of these actions could adversely affect the value of the notes.

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CHANGES IN THE VALUE OF ONE OR MORE OF THE BASKET COMPONENTS AND THE EXCHANGE RATES OF THE BASKET CURRENCIES MAY OFFSET EACH OTHER – Price movements in the Basket Components and movements in the exchange rates of the Basket Currencies may not correlate with each other. At a time when the value of one or more of the Basket Components increases and/or one or more of the Basket Currencies appreciates against the U.S. dollar, the value of the other Basket Components may not increase as much or may even decline and/or one or more of the Basket Currencies may not appreciate as much or may weaken against the U.S. dollar. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Components and/or increases in the value of one or more of the Basket Currencies against the U.S. dollar may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Components and/or the value of the other Basket Currencies against the U.S. dollar.

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THE HONG KONG DOLLAR DOES NOT FLOAT FREELY – Exchange rates of many developed and major emerging economies, including the United States, currently are “floating,” meaning that they are permitted to fluctuate in value relative to other currencies. However, the Hong Kong dollar does not float freely. The exchange rate of the Hong Kong dollar against the U.S. dollar is fixed within a narrow range by the Hong Kong Monetary Authority. For so long as the Hong Kong Monetary Authority restricts the Hong Kong dollar from floating against the U.S. dollar, the exchange rate between the Hong Kong dollar and the U.S. dollar will not fluctuate by any appreciable amount. If at any time the Hong Kong Monetary Authority permits the Hong Kong dollar to float, the exchange rate between the Hong Kong dollar and the U.S. dollar is likely to move significantly in a very short period of time, which would affect the Basket Return, and, consequently, the value of your notes.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Affiliates of Morgan Stanley may, but are not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which affiliates of Morgan Stanley are willing to buy the notes.

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INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING IN THE BASKET COMPONENTS – Investing in the notes is not equivalent to investing in the Basket  Components or their component stocks.  Because the Ending Basket Component Level of each Basket Component is based on the index closing level of such Basket Component on the five Averaging Dates, it is possible for the Ending Basket Component Level to be less than the index closing level of such Basket Component on the Final Averaging Date.  A decrease in the index closing level of a Basket Component on any one Averaging Date could more than offset the increases in the index closing levels of such Basket Component on other Averaging Dates.

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CURRENCY EXCHANGE RISK – Fluctuations in the exchange rates between the U.S. dollar and the Basket Currencies will affect the value of the notes.  Exchange rate movements for a particular currency against the U.S. dollar are volatile and are the result of numerous factors specific to that country and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the various countries that issue the Basket Currencies and the U.S. and other countries important to international trade and finance.  The weakening of any of the Basket Currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

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GOVERNMENT INTERVENTION COULD MATERIALLY AND ADVERSELY AFFECT THE VALUE OF THE NOTES – Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the Basket Currencies and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

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THE CURRENT GLOBAL FINANCIAL CRISIS CAN BE EXPECTED TO HEIGHTEN CURRENCY EXCHANGE RISKS – In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the Basket Currencies relative to the U.S. dollar.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

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MANY UNPREDICTABLE FACTORS WILL AFFECT THE VALUE OF THE NOTES – These include: (i) the dividend rate on the common stocks underlying the Basket  Components; (ii) exchange rates of the Basket Currencies; (iii) interest and yield rates in the U.S. and Asian markets; (iv) volatility (frequency and magnitude of changes in value) of the Basket Components and the Basket Currencies; (v) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (vi) the time remaining to the maturity; (vii) availability of comparable instruments; (viii) intervention by the governments of the related Basket Currencies and the U.S.; and (ix) any actual or anticipated changes in our credit ratings or credit spreads.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

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EVEN THOUGH THE BASKET CURRENCIES TRADE AROUND-THE-CLOCK, THE NOTES WILL NOT – Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the Basket Currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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THE OFFERING OF THE NOTES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes, the offering of the notes will be terminated.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the pricing date and on the Averaging Dates could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity.

Currency Disruption Events

If the Final Averaging Date is not a Currency Business Day with respect to any Basket Currency, the Final Averaging Date, solely for the affected Basket Currency, will be the immediately preceding Currency Business Day with respect to such Basket Currency.

“Currency Business Day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a) in Hong Kong with respect to the Hong Kong dollar;

(b) in Seoul, Republic of Korea with respect to the Korean won;

(c) in Taipei, Taiwan with respect to the Taiwan dollar; and

(d) in London, England with respect to the Singapore dollar.

Historical Information

The following graphs set forth the historical performance of the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng Index and the MSCI Singapore Index based on the daily index closing levels from January 1, 2004 through June 1, 2009, the historical performance of the Hong Kong dollar, the Korean won, the Taiwan dollar and the Singapore dollar, based on the daily spot rates from January 1, 2004 through June 1, 2009, and the historical performance of the Basket as a whole based on the daily index closing levels and the daily spot rates from January 1, 2004 through June 2, 2009.

The index closing levels on June 1, 2009 were, in the case of the Hang Seng China Enterprises Index, 10,937.85, in the case of the KOSPI 200 Index, 180.90, in the case of the MSCI Taiwan Index, 254.74, in the case of the Hang Seng Index, 18,888.59 and, in the case of the MSCI Singapore Index, 286.38. The spot rates on June 1, 2009 were, in the case of the Hong Kong dollar 0.12901, in the case of the Korean won, 0.08136, in the case of the Taiwan dollar, 0.030902 and in the case of the Singapore dollar, 0.6937.

We obtained the index closing levels below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The price sources for determining the Ending Basket Level will be the Bloomberg page “HSCEI” for the Hang Seng China Enterprises Index, “KOSPI2” for the KOSPI 200 Index, “TWY” for the MSCI Taiwan Index, “HSI” for the Hang Seng Index and “SGY” for the MSCI Singapore Index, or any respective successor page to any of the aforementioned pages.

The historical levels of the Basket  Components should not be taken as an indication of future performance, and no assurance can be given as to the Basket closing level on any of the Averaging Dates.  We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

Historical Performance of the Basket

Historical Performance of the Hang Seng China Enterprises Index

Historical Performance of the Hong Kong dollar

Historical Performance of the KOSPI 200 Index

Historical Performance of the Korean won

Historical Performance of the MSCI Taiwan Index

Historical Performance of the Taiwan dollar

Historical Performance of the Hang Seng Index

Historical Performance of the Hong Kong dollar

Historical Performance of the MSCI Singapore Index

Historical Performance of the Singapore dollar

License Agreements

License Agreement between Hang Seng Indexes Company Limited and Morgan Stanley.

“Hang Seng China Enterprises Index®” is a trademark of Hang Seng Indexes Company Limited and has been licensed for use by Morgan Stanley.  See “Hang Seng Index—License Agreement between Hang Seng Indexes Company Limited and Morgan Stanley” in Annex I of these preliminary terms.

License Agreement between The Korean Stock Exchange and Morgan Stanley.  KOSPI 200 Index and the KOSPI marks are the exclusive property of KSE, that KSE has and retains all property rights therein (including, but not limited to trademarks and copyrights).  See “Underlying Indices and Underlying Index Publishers Information—KOSPI 200 Index—License Agreement between The Korean Stock Exchange and Morgan Stanley” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.

License Agreement between HSI Services Limited and Morgan Stanley.
“Hang Seng®” is a trademark of HSI Services Limited and has been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—Hang Seng Index—License Agreement between HSI Services Limited and Morgan Stanley” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.

License Agreement between MSCI and Morgan Stanley.
“MSCI Taiwan IndexSM” and “MSCI Singapore IndexSM” are service marks of MSCI and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the notes.  See “Underlying Indices and Underlying Index Publishers Information—MSCI Taiwan Index—License Agreement between MSCI and Morgan Stanley” and “Underlying Indices and Underlying Index Publishers Information—MSCI Singapore Index—License Agreement between MSCI and Morgan Stanley” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.  See Annex A of these preliminary terms for a description of how the “MSCI Taiwan IndexSM” and “MSCI Singapore IndexSM” are calculated.

ERISA

Your purchase of a note in a self-directed Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty  by you that, as of the date of purchase (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the investment of the assets of such self-directed IRA used to purchase the note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of ERISA) with respect to any such IRA assets and (ii) in connection with the purchase of the note, such self-directed IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA), and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

See “ERISA” in the prospectus supplement for leveraged index-linked securities.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the notes and will receive a fee from the Company that would not exceed $10.00 per $1,000 principal amount note.

Annex I

Hang Seng China Enterprises Index

The Hang Seng China Enterprises Index, which we refer to as the HSCEI, was developed, and is calculated and managed, by the Hang Seng Indexes Company Limited, a wholly owned subsidiary of the Hang Seng Bank. The HSCEI was launched on August 8, 1994 and is a market-capitalization weighted index consisting of H-shares of Chinese enterprises listed on the Hong Kong Stock Exchange (“HKSE”). H-shares are shares of a company incorporated in mainland China that are listed on the HKSE or another foreign exchange.

Prior to the launch of the 200-stock Hang Seng Composite Index on October 3, 2001, the HSCEI comprised all H-shares listed on the Main Board of the HKSE. The Main Board is one of two trading platforms of the HKSE and is for established companies that meet certain financial requirements. The second trading platform, the Growth Enterprises Market, has less restrictive initial listing requirements.

Since the launch of the Hang Seng Composite Index, the HSCEI comprises only those H-share companies that are also included in the Hang Seng Composite Index. The Hang Seng Composite Index tracks companies that are listed on the HKSE and includes a number of H-shares subject to the following eligibility criteria. To be eligible as a constituent of the Hang Seng Composite Index, a company must have a primary listing on the Main Board of the HKSE. Companies that have a secondary listing on the Main Board of the HKSE or are listed on the Growth Enterprises Market are not eligible to be included in the stock universe of the Hang Seng Composite Index. In addition, companies whose only securities listed on the HKSE are preference shares, debt securities or derivative instruments are similarly not eligible for inclusion in the stock universe.

From this overall stock universe, inclusion in the Hang Seng Composite Index requires that the company’s 12-month average market capitalization rank be above the 160th position out of the overall stock universe and the company must pass the turnover screening. Turnover screening requires that the company’s stock must not have had more than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading.

Constituent stocks are removed from the Hang Seng Composite Index after a semi-annual review if the requirements of turnover screening are not met or their 12-month average market capitalization falls below the 240th position in the overall stock universe.

Calculation Mehodology.   Since March 6, 2006, a free float-adjusted market capitalization methodology has been applied to the HSCEI. Under this calculation methodology, the following shareholdings are viewed as strategic in nature and are excluded from calculation: shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings; shares held by directors who individually control more than 5% of the shareholdings; shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and shares held by shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up management. A free float adjustment factor, which represents the proportion of shares that are free floating as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for index calculation, and is updated half-yearly.

A cap of 15% on individual stock weightings is applied, and a cap factor is calculated half-yearly to coincide with the regular update of the free float adjustment factor. Additional re-capping is performed on constituent changes.

License Agreement between Hang Seng Indexes Company Limited and Morgan Stanley  “Hang Seng China Enterprises Index®” is a trademark of Hang Seng Indexes Company Limited and has been licensed for use by Morgan Stanley.

Hang Seng Indexes Company Limited has no obligation with respect to Hang Seng China Enterprises Index in connection with the issuance of certain securities, including the notes.  Morgan Stanley is not affiliated with Hang Seng Indexes Company Limited and the only relationship between Hang Seng Indexes Company Limited and Morgan Stanley is the licensing of the use of Hang Seng China Enterprises Index and trademarks related to the Hang Seng China Enterprises Index.

The Hang Seng China Enterprises Index is published and compiled by Hang Seng Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited.  The mark and name “Hang Seng China Enterprises® Index” is proprietary to Hang Seng Data Services Limited.  Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng China Enterprises Index by Morgan Stanley in connection with the notes, but neither Hang Seng Indexes Company Limited nor Hang Seng Data Services Limited warrants or represents or guarantees to any broker or holder of the notes or any other person the accuracy or completeness of the Hang Seng China Enterprises Index and its computation or any information related thereto and no warranty or representation or guarantee of any kind whatsoever relating to the Hang Seng China Enterprises Index is given or may be implied.  The process and basis of computation and compilation of the Hang Seng Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice.  No responsibility or liability is accepted by Hang Seng Indexes Company Limited or Hang Seng Data Services Limited in respect of the use of and/or reference to the Hang Seng Index by Morgan Stanley in connection with the notes, or for any inaccuracies, omissions, mistakes or errors of Hang Seng Indexes Company Limited in the computation of the Hang Seng Index or for any economic or other loss which may be directly or indirectly sustained by any broker or holder of the notes for any other person dealing with the notes as a result thereof and no claims, actions or legal proceedings may be brought against Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes.  Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited.  For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.